Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 26, 2014

To

INDENTURE

Dated as of April 3, 2012

Among

HERCULES OFFSHORE, INC.

as Issuer,

The GUARANTORS named therein

And

U.S. BANK NATIONAL ASSOCIATION

as Trustee

7.125% Senior Secured Notes due 2017

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 26, 2014, by and among Hercules Offshore, Inc., a Delaware corporation (the “Issuer”), the Guarantors signatory hereto (the “Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture (as such may be amended from time to time, the “Indenture”), dated as of April 3, 2012, providing for the issuance of its 7.125% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, on or about April 3, 2012, the Issuer issued $300,000,000 aggregate principal amount of Notes, all of which Notes are currently outstanding;

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of Holders representing at least a majority in principal amount of the outstanding Notes, the Issuer, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, Section 8.02 of the Indenture provides that, without the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding, an amendment or waiver may not make any change in any Security Document, any Intercreditor Agreement or the provisions in this Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement (including Section 2.04 thereof)) or change or alter the priority of the security interests in the Collateral;

WHEREAS, the Issuer desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 8.02 of the Indenture;

WHEREAS, the Issuer has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 12, 2014 and the related consent and letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 11.04 of the Indenture and (3) the Issuer and the Guarantors have satisfied all other conditions required under Article 8 of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendment.

(a) Subject to Section 2.8 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.05, 4.06, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 6.01(c), 6.01(e), 6.01(f), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) and Article 5 and amending and restating Article 12 of the Indenture in its entirety as follows:

Section 12.01 Reserved.

Section 12.02 Reserved.

Section 12.03 Possession, Use and Release of Collateral.

(a)	Reserved.

(b)	Subject to Section 2.8 hereof, all Liens on Collateral securing the Notes shall be released and the trustee is authorized to execute and deliver all such amendments to the Security Documents to effect such release.

(c)	The Collateral Agent shall execute and deliver all such authorizations and other instruments and take such actions (and the Holders will be deemed to have consented to and authorized the Collateral Agent to execute and deliver any such authorization or instrument and take any such action) as shall reasonably be requested by the Controlling Agent (as defined in the Intercreditor Agreement) to evidence, confirm and effectuate any release of Collateral provided for in Section 12.03(b).

(d)	At the request of the Issuer and upon satisfaction of all applicable conditions to the permitted release of any Collateral (including the Collateral Agent’s receipt of any indemnity requested under Section 7.02), at the Issuer’s cost and expense, the Collateral Agent will execute and deliver any documents, instructions or instruments evidencing any permitted release of the Liens of the Collateral Agent on any Collateral. The Trustee and the Collateral Agent shall be entitled to receive an Opinion of Counsel and Officers’ Certificate in connection with any release of Liens evidencing compliance with the terms of this Indenture and the Security Documents.

(e)	The fair value of Collateral released from the Liens created by this Indenture and the Security Documents pursuant to the terms of this Section 12.03 shall not be considered in determining whether the aggregate fair value of the Collateral released from the Liens created by this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in Section 3.14(d)(1) of the TIA.

Section 12.04. Reserved.

Section 12.05. Reserved.

Section 12.06. Reserved.

Section 12.07. Reserved.

Section 12.08. Certificates of the Trustee as Collateral Agent.

In the event that the Issuer or any Guarantor wishes to obtain from the Collateral Agent the release of Collateral in accordance with this Indenture and the Security Documents and has delivered the certificates and documents required by this Indenture and the Security Documents, the Collateral Agent shall determine whether it has received all documentation required by Section 314(d) of the TIA in connection with such release based on the Opinion of Counsel delivered pursuant to Section 12.02. The Collateral Agent, however, shall have no duty to confirm the legality or validity of such documents, its sole duty being to certify that it has received such documentation which on their face conform to Section 314(d) of the TIA.

Section 12.09. Reserved.

Section 12.10. Reserved.

Section 12.11. Authorization of Actions to Be Taken by the Collateral Agent Under the Security Documents.

(a)	U.S. Bank National Association is hereby appointed to act in its capacity as the Collateral Agent, as mortgage trustee under the Ship Mortgages, and as “Authorized Representative,” “Senior Class Debt Representative,” the “Senior Representative” and, if it becomes the “Major Additional Senior Representative” under the Intercreditor Agreement, the “Controlling Agent” of the Holders under the Intercreditor Agreement. Subject to the provisions of the Intercreditor Agreement and the applicable Security Documents:

(1)	the Collateral Agent shall execute and deliver the Security Documents and act in accordance with the terms thereof;

(2)	the Collateral Agent, as each Holder’s Senior Class Debt Representative under the Intercreditor Agreement, is entitled to, without further consent of the Trustee or the Holders: (A) appoint the Bank Collateral Agent (including any replacement thereof) as the “Controlling Agent” for purposes of the Intercreditor Agreement and the other “Collateral Documents” (as defined in the Intercreditor Agreement), (B) authorize the Controlling Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Agent in the Collateral Documents, together with such actions and powers as are reasonably incidental thereto, and (C) agree to take (or cause to be taken) such actions and not to take (or cause to be taken) such actions as the Controlling Agent may instruct with respect to the “Shared Collateral” (as defined in the Intercreditor Agreement) in accordance with, and subject to, the Intercreditor Agreement

(3)	the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to:

(A)	enforce any of the terms of the Security Documents; and

(B)	collect and receive any and all amounts payable in respect of the Note Obligations of the Issuer and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Notes, the Notes Guarantees and the Security Documents.

(b)	The Trustee on behalf of itself and the Holders hereby appoints the Collateral Agent, as trustee to hold the Ship Mortgages, and the Collateral Agent hereby accepts such appointment and declares that it will hold the Ship Mortgages in trust under the terms set forth in the Ship Mortgages for the use and benefit of the Holders in accordance with and subject to all of the terms and conditions contained in this Agreement, the Security Documents and the Intercreditor Agreement, and agrees to perform the same and to receive, manage and disburse all monies at any time constituting part of the Collateral in accordance with the terms hereof and thereof. The Collateral Agent, in so receiving, managing, and disbursing such monies, shall exercise the same degree of care that is customarily used by similar institutions in similar circumstances.

(b) Effective as of the date hereof, none of the Issuer, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Article and such Sections or Article shall not be considered in determining whether an Event of Default has occurred or whether the Issuer has observed, performed or complied with the provisions of the Indenture.

Section 1.2 Amendments of Definitions and Notes. Subject to Section 2.8 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.1 hereof, and the Notes are hereby deemed to be amended to delete all provisions inconsistent with the Indenture that is effected by such amendments.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture related to Sections 4.03, 4.05, 4.06, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 6.01(c), 6.01(e), 6.01(f), 6.01(g), 6.01(h) and 6.01(i) and Article 5 of the Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer and the provisions of this Supplemental Indenture related to Section 6.01(j) and Article 12 of the Indenture shall become operative only upon the purchase by the Company of at least two thirds in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the relevant amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase applicable thereto shall not occur. The Company shall notify the Trustee promptly after the occurrence of either such purchase or promptly after the Company shall determine that neither such purchase will occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

Effective as of March 26, 2014, the Company has amended the Indenture, as provided in the First Supplemental Indenture, dated as of March 26, 2014. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HERCULES OFFSHORE, INC.

By:	/s/ Stephen M. Butz
Name:	Stephen M. Butz
Title:	Executive Vice President and Chief Financial Officer

CLIFFS DRILLING COMPANY CLIFFS DRILLING TRINIDAD L.L.C.
FDT LLC
FDT HOLDINGS LLC
HERCULES DRILLING COMPANY, LLC
THE OFFSHORE DRILLING COMPANY
THE ONSHORE DRILLING COMPANY
TODCO AMERICAS INC.
TODCO INTERNATIONAL INC.
HERCULES OFFSHORE LIFTBOAT COMPANY LLC
HERCULES LIFTBOAT COMPANY, LLC
HERCULES OFFSHORE SERVICES LLC
HERO HOLDINGS, INC. SD DRILLING LLC,

as Guarantors

By:	/s/ Stephen M. Butz
Name:	Stephen M. Butz
Title:	Vice President

Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President

Signature Page to Supplemental Indenture